Exhibit 10.2

Second Supplemental Deed of Amendment (Alba / Bacchus) - Execution Version

DATED 15 August 2013

ENDEAVOUR ENERGY UK LIMITED

- and -

CIDOVAL S.À R.L.

______________________________________________________________________

SECOND SUPPLEMENTAL DEED OF AMENDMENT

in respect of:

(i) a Sale and Purchase Agreement dated 5 March 2013

as novated and first amended on 28 March 2013 and

as further amended on 21 May 2013; and

(ii) a Deed of Grant dated 30 April 2013

as amended on 21 May 2013

_______________________________________________________________________

THIS SECOND SUPPLEMENTAL DEED OF AMENDMENT is dated 15August 2013

PARTIES:

1.

 ENDEAVOUR ENERGY UK LIMITED, a company incorporated in England and Wales (registered number 05030838) whose registered office is at 33rd Floor, CityPoint, One Ropemaker Street, London EC2Y 9UE (the “Grantor”); and

2.

 CIDOVAL S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 40, avenue Monterey, L 2163 Luxembourg, having a share capital of $20,425 and being registered with the Luxembourg trade and companies register under number B175673 (the “Grantee”),

(each a “Party” and together the “Parties”).

RECITALS:

(A)On 5 March 2013, the Grantor and END PP Holdings LLC (the “Original Purchaser”) entered into a sale and purchase agreement relating to the grant of a production payment over interests in United Kingdom Seaward Production Licence P.213 (Block 16/26a A-ALBA) (the Alba Field) and Seaward Production Licence P.255 (Blocks 22/6c A and 22/6s A) (the Bacchus Field) (the “Original SPA”).

(B)On 28 March 2013, the Grantor, the Grantee and the Original Purchaser entered into a deed of novation and amendment in respect of the Original SPA (the “Deed of Novation and Amendment”) pursuant to which all of the Original Purchaser’s rights and obligations in and under the Original SPA were novated in favour of the Grantee and certain terms of the Original SPA were amended.

(C)Pursuant to the Original SPA (as amended by the Deed of Novation and Amendment) and upon the receipt of the consent of the UK Secretary of State for Energy and Climate Change, the Grantor and the Grantee entered into a Deed of Grant dated 30 April 2013 (the “Original Deed of Grant”) whereby the Grantor has granted and the Grantee has accepted a Production Payment in accordance with the terms and conditions set forth therein.

(D)On 21 May 2013, the Grantor and the Grantee entered into a supplemental deed of amendment and restatement in respect of, amongst other things, the Original SPA and the Original Deed of Grant (the “Deed of Amendment and Restatement”) pursuant to which a further sum of $17,325,000 was advanced by the Grantee (the “Supplemental Purchase Price”) and certain terms of the Original SPA, as previously amended on 28 March 2013 pursuant to the Deed of Novation and Amendment, and the Original Deed of Grant were amended (the Original SPA and the Original Deed of Grant as amended on 28 March 2013 and 21 May 2013 (as applicable) hereafter being known as the “SPA” and the “Deed of Grant” respectively).

(E)The Parties now wish to supplement the Purchase Price paid under the SPA and amend the Deed of Grant for the sole purpose of increasing the value of the Production Payment.

NOW, THEREFORE, the Parties have entered into this Deed in consideration of the foregoing premises, mutual representations, warranties, covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1Unless otherwise defined herein (including the Recitals) capitalised terms have the meaning ascribed to them in the SPA.  In addition, as used in this Deed:

“Completion Security Agreement” means the security agreement dated 30 April 2013 between the Grantor and the Grantee, as amended and restated on 21 May 2013.

“Confidential Information” has the meaning given to it in Section 7.2.

“Deed” means this second supplemental deed of amendment entered into by and between the Parties, including the Schedules attached hereto.

“Effective Date” means the date of this Deed.

“ENSLP” has the meaning given to it in Section 3.1(b)(ii).

“Luxembourg” means the Grand Duchy of Luxembourg.

“Permitted Encumbrance” means:

(a)Encumbrances arising under the Licence Interest Documents;

(b)Existing Security; and

(c) any security granted to the Rochelle Secured Party pursuant to the Rochelle Security Agreement.

“Rochelle Charge over Shares” has the meaning given to it in Section 3.1(b)(ii).

“Rochelle Grant” means, in accordance with the Rochelle SPA, any grant of a production payment in favour of the Rochelle Secured Party in respect of proceeds of sale attributable to the Grantor’s interest in Seaward Production Licence P.226 (Block 15/27 - E) and Seaward Production Licence P.1615 (Block 15/26c).

“Rochelle Secured Party” means the “Buyer” as defined in the Rochelle SPA.

“Rochelle Security Agreement” means any security agreement entered into between the Grantor and the Rochelle Secured Party as security for its obligations under the Rochelle Grant.

“Rochelle SPA” has the meaning given to it in Section 3.1(a).

“Second Supplemental Purchase Price” has the meaning given to it in Section 2.2.

1.2A reference to a Clause is a reference to a clause of the SPA or the Deed of Grant, as the context specifies, and a reference to a Section is a reference to the relevant section of this Deed (unless the context otherwise specifies).

1.3All headings in this Deed are inserted for convenience only and shall not affect the meaning or construction of this Deed.

1.4A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality). A reference to a “company” shall include any company, corporation or other body corporate, whatever and however incorporated.

1.5A reference to any statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, provided that, as between the Parties, no amendment or re-enactment shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party.

1.6A reference to “writing” or “written” includes faxes but not email.

1.7Where the words “include(s)”, “including” or “in particular” are used in this Deed, they are deemed to have the words “without limitation” following them.

1.8Where the context permits, “other” and “otherwise” are illustrative and shall not limit the sense of the words preceding them.

1.9Unless the context otherwise requires, references to documents and agreements shall be construed as references to those documents or agreements as may be amended, supplemented and / or novated from time to time.

2.SUPPLEMENTAL PURCHASE PRICE UNDER THE SPA

2.1The SPA is supplemented as provided in this Section 2.

2.2In consideration of the amendments agreed to the Deed of Grant set out in Section 4 below, the Grantee has agreed and shall pay to the Grantor an amount equivalent to twenty-five million Dollars ($25,000,000) (the “Second Supplemental Purchase Price”), such amount representing additional proceeds to be paid to the Grantor in respect of the sale and purchase of the Production Payment. Taking together the Deposit paid pursuant to Clause 3.1 of the SPA, the remainder of the Purchase Price (as defined in the Original SPA) paid at Completion, the Supplemental Purchase Price and the Second Supplemental Purchase Price, the Grantee shall have paid to the Grantor a total of one hundred and forty-eight million seven hundred and fifty thousand Dollars ($148,750,000) for the purchase of the Production Payment.

2.3The Second Supplemental Purchase Price shall be promptly paid by the Grantee upon execution of this Deed by wire transfer in same day funds to the Seller’s Account.

3.DEED OF GRANT, SECURITY AGREEMENT AND CHARGE OVER SHARES

3.1The Grantee acknowledges that:

(a)the Grantor is proposing to enter into a sale and purchase agreement in relation to the Rochelle Grant (the “Rochelle SPA”);

(b)in the event that the Grantor and the Rochelle Secured Party enter into the Rochelle Grant:

(i)the Grantor is proposing to enter into the Rochelle Security Agreement; and

(ii)Endeavour North Sea L.P. (“ENSLP”) is proposing to enter into a charge over the shares of the Grantor between ENSLP and the Rochelle Secured Party as security for the Grantor’s obligations under the Rochelle Grant (the “Rochelle Charge over Shares”); and

(c)the Parties are, on or about the date of the Rochelle SPA, entering into an intercreditor agreement with the Rochelle Secured Party.

3.2The Grantee hereby consents to the entry by the Grantor and ENSLP (as applicable) into the Rochelle SPA, the Rochelle Grant, the Rochelle Security Agreement and the Rochelle Charge over Shares and confirms that:

(a)the execution and performance of such agreements shall not constitute a breach of any term of (i) the Completion Security Agreement or the share charge between ENSLP and the Grantee dated 30 April 2013 (as amended and restated on 21 May 2013); and (ii) the SPA or the Deed of Grant; and

(b)clause 7.3 of the Completion Security Agreement shall not apply to such Security (as defined in the Completion Security Agreement) and clause 9 of the Completion Security Agreement shall not apply to any bank account established in connection with the Rochelle SPA and Rochelle Grant.

4.AMENDMENTS TO THE DEED OF GRANT

4.1The amendments to the Deed of Grant set out in this Section 4 shall take effect from the Effective Date.

4.2The following new definitions shall be included in Clause 1.1 of the Deed of Grant as follows:

“Blocked Account Agreement” means the blocked account control agreement between the Grantee, Cyan Partners, LP (as subsequently replaced as agent by MC Admin Co LLC) and the Account Bank in respect of the Payment Account originally dated 3 April 2013 as amended and restated on 30 April 2013.

“Completion Security Agreement” means the security agreement dated 30 April 2013 between the Grantor and the Grantee, as amended and restated on 21 May 2013.

“Cyan” means Cyan Partners LP.

“MC Admin Co LLC” means MC Admin Co LLC, a limited liability company incorporated and registered in the State of Delaware.

“New Pearl Reimbursement Agreement” has the meaning given to such term in the Completion Security Agreement.

“Original Production Payment” has the meaning set out in Clause 4.15 of this Deed.

“Purchase Price” means the aggregate of the Purchase Price (as defined in the Sale and Purchase Agreement), the Supplemental Purchase Price (as defined in the Supplemental Deed of Amendment and Restatement) and the Second Supplemental Purchase Price (as defined in the Second Supplemental Deed of Amendment), and any other further advances from time to time made by the Grantee to the Grantor in consideration for an increase in the value of the Production Payment.”

“Revolving Credit Agreement” has the meaning given to such term in the Completion Security Agreement.

“Rochelle Secured Party” has the meaning set out in the Second Supplemental Deed of Amendment.

“Rochelle Security Agreement” has the meaning set out in the Second Supplemental Deed of Amendment.

“Second Supplemental Deed of Amendment” means the supplemental deed of amendment dated 15 August 2013, between the Grantor and the Grantee.

“Second Supplemental Production Payment” has the meaning set out in Clause 4.15 of this Deed.

“Subsidiary” shall have the meaning set out in the Revolving Credit Agreement.

“Supplemental Production Payment” has the meaning set out in Clause 4.15 of this Deed.

4.3The definition of “Deficiency Amount” shall be deleted in its entirety and replaced with the following:

“Deficiency Amount” for a Relevant Period, means the aggregate amount of any Shortfalls outstanding from any prior Relevant Periods plus all amounts owing pursuant to Clauses 4.1, 4.6 and 4.8(c) and Clause 11 of the Sale and Purchase Agreement, which shall be multiplied by ten per cent. (10%) per annum accruing on such Deficiency Amount from either (i) with respect to any Shortfall, the Settlement Date on which such Deficiency Amount would have been paid had the Target Dollar Amount been reached; or (ii) with respect to any amounts owing pursuant to Clauses 4.1, 4.6 and 4.8(c) and Clause 11 of the Sale and Purchase Agreement, the date on which such amount became due and payable in accordance with the terms of this Agreement or the Sale and Purchase Agreement (as applicable), in each case up to the date on which such Deficiency Amount is no longer outstanding.”

4.4The definition of “Permitted Encumbrance” shall be deleted in its entirety and replaced with the following:

“Permitted Encumbrances” means the following:

(a)Encumbrances arising under the Licence Interest Documents;

(b)Existing Security; and

(c) security granted to the Rochelle Secured Party pursuant to the Rochelle Security Agreement.”

4.5The definition of “Production Payment Percentage” shall be deleted in its entirety and replaced with the following:

“Production Payment Percentage” for each Relevant Period, means a percentage of Available Production for such Relevant Period up to the Maximum Percentage, which shall be calculated as follows:

{(Target Dollar Amount for the Settlement Date falling immediately following such Relevant Period + Deficiency Amount) / Current Market Value } * 100

Available Production

as may be adjusted in accordance with Clauses 4.1, 4.6 and 4.8(c) of this Agreement and Clause 11 of the Sale and Purchase Agreement”.

4.6The definition of “Target Dollar Amount” shall be deleted in its entirety and replaced with the following:

“Target Dollar Amount” shall, for each Settlement Date:

(a)specified in paragraph (a) of such definition, means the amount set out in column (C) of Schedule 1 next to the relevant Settlement Date; and

(b)set out in paragraph (b) of such definition, be deemed to be zero.”

4.7Clause 2.5(d) of the Deed of Grant shall be deleted in its entirety and replaced with the following:

“shall prevent the Grantee from being able to enforce its security in accordance with the terms of the Production Payment Security Documents and to look to the proceeds of such security for satisfaction and discharge of any and all amounts owing hereunder and in connection herewith, subject to the principle in Clause 2.4 that the Grantee shall only be entitled to enforce the security in order to recover amounts with respect to the proceeds from the sale of Available Petroleum attributable to the Production Payment Percentage to which it would have been entitled under this Agreement.”

4.8The reference to “Clause 3.4” in Clause 3.6 of the Deed of Grant shall be deleted and replaced with a reference to “Clause 3.5”.

4.9Clause 4.1 of the Deed of Grant shall be deleted in its entirety and replaced with the following:

“Subject to Clause 4.2, if the Grantee suffers a UK tax liability as a result of entering into the Sale and Purchase Agreement, the transactions contemplated by this Agreement, the transactions contemplated by the Supplemental Deed of Amendment and Restatement and the Supplemental Charge on Shares Deed of Amendment and Restatement, or the transactions contemplated by the Second Supplemental Deed of Amendment, the Grantor shall indemnify the Grantee for such UK tax liability (including any interest and penalties), such indemnity to be satisfied by way of an increase in the Production Payment Percentage so that, overall, the Grantee is in no better or worse position that it would have been had no such UK tax liability been imposed.”

4.10The reference to “Cyan” in Clause 4.5(c) of the Deed of Grant shall be deleted and replaced with a reference to “MC Admin Co LLC”.

4.11The reference to “it or any Cyan affiliated entity” in Clause 4.12 of the Deed of Grant shall be deleted and replaced with a reference to “it, Cyan, any Cyan affiliate entity, MC Admin Co LLC or any MC Admin Co LLC affiliated entity”.

4.12Clause 4.15 of the Deed of Grant shall be deleted in its entirety and replaced with the following:

“It is the intention of the Parties that each of the Production Payment granted on 30 April 2013 under this Agreement (the “Original Production Payment”), the incremental Production Payment agreed on 21 May 2013 in exchange for the payment of the Supplemental Purchase Price (the “Supplemental Production Payment”) and the additional Production Payment agreed on 15 August 2013 in exchange for the payment of the Second Supplemental Purchase Price (the “Second Supplemental Production Payment”) be treated as a “carve-out production payment” within the meaning of section 636 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and a “contingent payment debt instrument” (“CPDI”) that is subject to the “noncontingent bond method” within the meaning of Treasury Regulation Section 1.1275-4(b) (the “CPDI Regulation”).  Each of the Original Production Payment, the Supplemental Production Payment and the Second Supplemental Production Payment will be treated as a separate CPDI.”

4.13Clause 4.16 of the Deed of Grant shall be deleted in its entirety and replaced with the following:

“The “issue price”, “comparable yield” and “projected yield”, each as defined in the CPDI Regulation for the Original Production Payment, the Supplemental Production Payment and the Second Supplemental Production Payment are set forth on Schedule 2A and 2B and 2C to this Agreement, respectively.”

4.14The reference to “Clause 12.1” in Clause 12.1 of the Deed of Grant shall be deleted and replaced with a reference to “Clause 12.2”.

4.15The following new Clause 15.11 of the Deed of Grant shall be inserted as follows:

“If, at any time on or after the date of the Second Supplemental Deed of Amendment, EIC, the Grantor or any of their Subsidiaries grants or has granted security over any of their respective rights, interests or property to secure the Grantor’s obligations under the Revolving Credit Agreement and/or the New Pearl Reimbursement Agreement (including, without limitation, pursuant to Section 7.18 of the Revolving Credit Agreement or Section 7.18 of the New Pearl Reimbursement Agreement); which rights, interests and property are not subject to security granted in favour of Grantee to secure the obligations of Grantor hereunder, the Grantor shall, or shall procure that, concurrently therewith EIC, the Grantor or such Subsidiary (as applicable) grants security in respect of the same rights, interests and property to Grantee to secure the obligations of Grantor hereunder. Such security shall be granted pursuant to security agreements, mortgages, deeds of trust or other documents, instruments and agreements which are in substantially the same form (mutatis mutandis) as the security agreements, mortgages, deeds of trust or other documents, instruments and agreements pursuant to which security is granted to secure the obligations under the Revolving Credit Agreement and/or the New Pearl  Reimbursement Agreement, except such security may vary as to lien priority. Any collateral pledged to the Grantee in accordance with this Section 5.11 may be disposed of, and the lien thereon released, pursuant to provisions which are substantially the same as those set forth in Section 23 (Termination) of the New York law security agreement described in paragraph (d) of the definition of “Completion Documents” set out in the SPA or clause 17 of the Completion Security Agreement (as applicable).”

4.16The following new Clause 15.12 of the Deed of Grant shall be inserted as follows:

“Following the date of the Second Supplemental Deed of Amendment, the Grantor and the Grantee shall, and the Grantee shall procure that MC Admin Co LLC shall, use reasonable efforts to enter into an amendment and restatement of the Blocked Account Agreement with the Account Bank, with such amendment and restatement reflecting that until the end of the Security Period (as defined in the Completion Security Agreement), the Grantee shall have the sole right following the occurrence of an Enforcement Date (as defined in the Completion Security Agreement) to issue instructions with respect to, and to direct the disposition of funds in, the Payment Account and any amounts credited thereto and any monies, proceeds or income paid into the Payment Account.”

4.17Schedule 1 to the Deed of Grant will be deleted in its entirety and replaced with the agreed form of schedule 1 set out in Schedule A attached hereto.

4.18Schedule 2 to the Deed of Grant will be deleted in its entirety and replaced with the agreed form schedule 2A and schedule 2B and schedule 2C set out in Schedule B attached hereto.

5.REPRESENTATIONS AND WARRANTIES

5.1The Grantee hereby warrants to the Grantor as follows as at the date of this Deed by reference to the facts subsisting as at the date hereof:

(a)The Grantee is duly organised as a private limited liability company and validly existing under the laws of Luxembourg and is tax resident in Luxembourg.

(b)The Grantee has the corporate power and all necessary corporate action has been taken on the part of the Grantee to enter into the SPA, the Deed of Grant and this Deed and to perform the transactions contemplated by the SPA, the Deed of Grant and this Deed.

(c)The signing and delivery of this Deed does not and the performance of any of the transactions contemplated by the SPA, the Deed of Grant and this Deed do not and will not contravene or constitute a material default under any provisions contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Grantee or any of its assets is bound or affected or which would result in the Grantee being unable to perform its obligations under the SPA, the Deed of Grant or this Deed.

(d)No litigation, arbitration, administrative proceeding, claim or dispute in respect of which a writ or summons or other formal pleading has been served or judgment issued against the Grantee or to which the Grantee is a party which is likely by itself or together with any such other proceedings to have a material adverse effect on its ability to observe or perform its obligations under the SPA, the Deed of Grant or this Deed and the transactions contemplated hereby is subsisting or, to the best of the Grantee’s knowledge, threatened or pending against the Grantee or any of its assets.

(e)Neither the Grantee is Insolvent and no Insolvency Proceedings with respect to it or any of its assets have been commenced.

5.2The Grantor hereby warrants to the Grantee as follows as at the date of this Deed by reference to the facts subsisting as at the date hereof:

(a)The Grantor is a licensee under each of the Licences and, subject to the Permitted Encumbrances and the Completion Security Agreement, is the sole legal and beneficial owner of the Subject Interests, and following fulfilment of any conditions to the entry into this Deed, including any approval of the Secretary, the Grantor will have the right to grant the Production Payment to the Grantee.

(b)Each of the Licences and all rights of the Grantor and interests thereunder or deriving therefrom are in full force and effect.  No act or omission of the Grantor has occurred which would entitle the Secretary to revoke either of the Licences and no written notice has been received by the Grantor from the Secretary of any intention to revoke either of the Licences.

(c)To the best of the Grantor’s knowledge, no act or omission of any other licensee of the Licences has occurred which would entitle the Secretary to revoke either of the Licences and no written notice has been received by the Grantor from the Secretary of any intention to revoke either of the Licences.

(d)Neither of the Licences is in the course of being surrendered in whole or in part.

(e)Other than Permitted Encumbrances, no Encumbrance has been created over the Subject Interests nor is there in effect any agreement or commitment to create the same.

(f)Each of the JOAs is in full force and effect and the Grantor is not in breach of any material obligation thereunder nor has it received written notice that it has committed any breach or default thereunder which breach or default is of a material nature and subsisting.

(g)The Grantor has not given any written notice of withdrawal under either of the JOAs nor has the Grantor received any such written notice of withdrawal.

(h)The Grantor has not received any written notice of unitisation of either of the Subject Interests.

(i)The Grantor is not a party to any litigation, arbitration or administrative proceeding in respect of which a writ or summons or other formal pleading has been served or judgment issued, nor is there any claim or dispute in relation to, and which is likely by itself or together with any such other proceeding to materially prejudice or detrimentally affect in any material manner, the Subject Interests and/or the Grantor’s ability to perform its obligations under the SPA, the Deed of Grant or this Deed, and to the best of the Grantor’s knowledge, no such litigation, arbitration or administrative proceeding, claim or dispute is threatened or pending either by or against the Grantor and there are no facts which have been made known to the Grantor which indicate that any person has a claim which is likely to materially prejudice or detrimentally affect in any material manner the Subject Interests and/or the Grantor’s ability to observe or perform its obligations under the SPA, the Deed of Grant or this Deed.

(j)The Grantor is duly incorporated with limited liability and validly exists under the laws of England and Wales and is resident for Tax purposes solely in the United Kingdom.

(k)The Grantor has the corporate power and all necessary corporate action has been taken on the part of the Grantor to enter into the SPA, the Deed of Grant and this Deed and to perform the transactions contemplated by the SPA, the Deed of Grant and this Deed.

(l)The signing and delivery of this Deed does not and the performance of any of the transactions contemplated by the SPA, the Deed of Grant and this Deed do not and will not contravene or constitute a material default under any provisions contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Grantor or any of its assets is bound or affected and which would result in the Grantor being unable to perform its obligations under the SPA, the Deed of Grant or this Deed.

(m)The Grantor has obtained all material permits, licences and other authorisations which are required under applicable Environmental Laws relating to the Subject Interests and such permits, licences and authorisations remain in full force and effect.

(n)The Grantor is not Insolvent and no Insolvency Proceedings with respect to it or its assets have been commenced.

(o)The Production Payment will be treated as a liability in accordance with US GAAP.

6.COSTS AND EXPENSES

6.1Subject to Section 6.2, all costs and expenses in connection with the negotiation, preparation, execution and performance of this Deed, and any documents referred to herein, shall be borne by the Party that incurred the cost.

6.2The Grantor must pay to the Grantee the amount of all reasonable legal fees, supported by an invoice or other evidence of incurrence, directly incurred by the Grantee in connection with the negotiation, preparation and execution of this Deed; provided, that, in no event shall the Grantor be responsible for the payment of any costs and expenses by any lender in connection with the transactions contemplated in this Deed whether or not the Grantee has agreed to be or is otherwise liable for such costs and expenses.

6.3The Grantor shall, on demand, pay to the Grantee the amount of all costs and expenses (including legal fees) incurred by the Grantee in connection with the enforcement of or preservation of any rights under this Deed.

Immediately upon (and subject to) payment of the Second Supplemental Purchase Price, Grantor shall pay the consent fee contemplated by the third amendment and consent to the Credit Agreement and collateral assignment agreement dated on or about the date hereof.

7.ANNOUNCEMENTS AND CONFIDENTIALITY

7.1Neither Party nor any Affiliate of either Party shall make any announcements with regard to this Deed or any transactions contemplated herein unless prior thereto it furnishes the other Party with a copy of such announcement and obtains the prior written consent of the other Party to such announcement (such consent not to be unreasonably withheld or delayed) except to the extent either Party (or an Affiliate) is required by law, the Licence Interest Documents, or the requirements of a competent government agency or other regulatory body, or any recognised stock exchange or exchange regulated market in compliance with their rules and regulations to make any such announcement otherwise than in compliance with this Section 7 in which case such Party will use all reasonable endeavours to provide to the other Party notification and a copy of such announcement two (2) Business Days prior to the date the announcement is to be made.

7.2The terms of this Deed and all discussions and information exchanged between the Parties in connection with the transactions contemplated herein (the “Confidential Information”) shall be held confidential by the Parties and shall not be divulged in any way to any third party other than solely to the extent necessary to satisfy any conditions to the signing of this Deed including any notification to the Secretary, by one Party without the prior written approval of the other Party; provided that either Party may, without such approval, disclose such Confidential Information to:

(a)any Affiliate of such Party, provided that such Affiliate is bound by the provisions of this Section 7 and that such Party is responsible for any violation of this provision by its Affiliate;

(b)any professional consultants or other professional advisers, provided they are under existing confidentiality obligations or the disclosing Party obtains a similar undertaking of confidentiality (but excluding any right to make further disclosure) from such consultants or advisers;

(c)any independent legal advisors engaged, or proposed to be engaged, by or on behalf of a Party or an Affiliate where such legal advisors are bound by an obligation of confidentiality;

(d)any bank, financial institution or investor from whom such Party is seeking or obtaining finance, financial advice or an investment, provided the disclosing Party obtains a similar undertaking of confidentiality (but excluding any right to make further disclosure) from such bank, financial institution or investor;

(e)to the extent required by any applicable laws, the Licences, the other Licence Interest Documents or the requirements of any recognised stock exchange in compliance with its rules and regulations;

(f)a bona fide prospective transferee of a Party’s interest, or portion thereof in a Licence to the extent appropriate in order to allow the assessment of such interest (including an entity with whom a Party and/or its Affiliate are conducting bona fide negotiations directed towards a merger, consolidation or sale of the majority of its or an Affiliate’s shares);

(g)any government agency (including any Tax authority) reasonably requesting such information; or

(h)any court of competent jurisdiction acting in pursuance of its powers.

7.3The above undertaking of confidentiality shall not extend to any Confidential Information which is:

(a)generally available to the public other than as a result of a wrongful disclosure by a Party; or

(b)available to a Party on a non-confidential basis from a source other than the other Party if such source is entitled to disclose such information.

7.4The provisions of this Section 7 shall survive for two (2) years from the date of any termination of the SPA.

8.GENERAL PROVISIONS

8.1The Grantee acknowledges and agrees that the Grantor shall, within ten (10) Business Days from the Effective Date, enter into a deed of reassignment and charge between the Grantor and MC Admin Co LLC as the collateral agent under the Revolving Credit Agreement and the New Pearl Reimbursement Agreement (the “Deed of Reassignment and Charge”).  The security created pursuant to the Deed of Reassignment and Charge shall be treated as “Existing Security” for the purposes of the SPA and Deed of Grant and such Deed of Reassignment and Charge shall be an “Existing Security Document” for the purposes of the Completion Security Agreement.

8.2The following Clauses of the SPA are hereby incorporated into this Deed by reference and shall be deemed to apply to this Deed, mutatis mutandis, as though specifically set out in this Deed: Clause 12 (Notices), Clause 13 (Further Assurance), Clause 14 (Assignment), Clause 15 (Whole Agreement), Clause 16 (Variation and Waiver), Clause 17 (Severance), Clause 18 (Governing Law and Jurisdiction), Clause 19 (Successors), Clause 20 (Third Party Rights) and Clause 21 (Counterparts).

8.3Subject as expressly provided in this Deed, all other provisions of the SPA and the Deed of Grant shall remain in full force and effect and binding on the Parties thereto, insofar as the same are in full force and effect and binding on those Parties immediately prior to the Effective Date.

[Signature pages follow]

AS WITNESS WHEREOF, this agreement has been executed and delivered as a Deed by the Parties on the day and year first written above.

SIGNED AND DELIVERED as a DEED     )
for and on behalf of)  /s/ Cathy Stubbs

ENDEAVOUR ENERGY UK LIMITED)

acting by Catherine Stubbs)
a director of
)
ENDEAVOUR ENERGY UK LIMITED)

In the presence of:

Signature of witness

/s/ William L. Transier

Name of witness

(in BLOCK CAPITALS)

William L. Transier

Address of Witness

811 Main

Houston, TX 77002

SIGNED by ____________________)/s/ Onno Bouwmeister Title: Manager ) /s/ Gilles Facquet for and on behalf of) CIDOVAL S.À R.L.)
In the presence of: Signature of witness /s/ Eva Kizlo Name of witness (in BLOCK CAPITALS) Eva Kizlo Address of Witness 40venue Monterey L-2163 Luxembourg

Schedule A

Agreed Form of Schedule 1 to the Deed of Grant

“Schedule 1

Settlement Date	(A) Dollar Amount ($)	(B) Dollar Amount ($)	(C) Target Dollar Amount ($)
30-Jun-13	6,846,666.67	0	6,846,666.67
30-Sep-13	7,254,629.63	0	7,254,629.63
31-Dec-13	7,148,148.15	1,671,875.00	8,820,023.15
31-Mar-14	6,979,166.67	1,361,979.17	8,341,145.84
30-Jun-14	6,905,092.59	1,349,421.30	8,254,513.89
30-Sep-14	6,828,703.70	1,336,458.33	8,165,162.03
31-Dec-14	52,555,555.56	1,317,824.07	53,873,379.63
31-Mar-15	51,250,000.00	1,289,062.50	52,539,062.50
30-Jun-15	0	10,442,361.11	10,442,361.11
30-Sept-15	0	10,223,611.11	10,223,611.11

		Termination Amount =	$ 174,760,555.56

Schedule B

Agreed Form of Schedule 2A and Schedule 2B and Schedule 2C to the Deed of Grant

“Schedule 2A

In accordance with Section 4.15 of this Agreement, the parties to the Agreement intend for the Production Payment to be treated as a "contingent payment debt instrument" within the meaning of United States Treasury Regulations Section 1.1275-4 for U.S. federal income tax purposes.

The debt instrument reflected by the Production Payment will be issued with "original issue discount."  The issue price is $106,425,000, total amount of original issue discount is $19,150,926, the issue date is April 30, 2013, and the comparable yield on the issue date is 11.77590%, compounded quarterly.

Projected Payment Schedule
Date of Projected Payment	Noncontingent Payment	Contingent Payment

04/30/13		$ (106,425,000.00)
06/30/13	$ 0.00	6,103,611.11
09/30/13	$ 0.00	6,238,981.48
12/31/13	$ 0.00	6,147,407.41
03/31/14	$ 0.00	6,002,083.33
06/30/14	$ 0.00	5,938,379.63
09/30/14	$ 0.00	5,872,685.19
12/31/14	$ 0.00	45,197,777.78
03/31/15	$ 0.00	44,075,000.00

		$ 125,575,926

Schedule 2B

In accordance with Clause 4.15 of this Agreement, the parties to the Agreement intend for the Supplemental Production Payment to be treated as a "contingent payment debt instrument" within the meaning of United States Treasury Regulations Section 1.1275-4 for U.S. federal income tax purposes.

The debt instrument reflected by the Supplemental Production Payment will be issued with "original issue discount."  The issue price is $17,325,000, total amount of original issue discount is $2,896,898, the issue date is May 22, 2013, and the comparable yield on the issue date is 11.31693%, compounded quarterly.

Projected Payment Schedule
Date of Projected Payment	Noncontingent Payment	Contingent Payment

05/22/13		$ (17,325,000.00)
06/30/13	$ 0.00	772,916.67
09/30/13	$ 0.00	1,015,648.15
12/31/13	$ 0.00	1,000,740.74
03/31/14	$ 0.00	977,083.33
06/30/14	$ 0.00	966,712.96
09/30/14	$ 0.00	956,018.52
12/31/14	$ 0.00	7,357,777.78
03/31/15	$ 0.00	7,175,000.00

Schedule 2C

In accordance with Clause 4.15 of this Agreement, the parties to the Agreement intend for the Second Supplemental Production Payment to be treated as a "contingent payment debt instrument" within the meaning of United States Treasury Regulations Section 1.1275-4 for U.S. federal income tax purposes.

The debt instrument reflected by the Second Supplemental Production Payment will be issued with "original issue discount."  The issue price is $25,000,000, total amount of original issue discount is $3,992,593, the issue date is August 15, 2013, and the comparable yield on the issue date is 9.15927%, compounded quarterly.

Projected Payment Schedule
Date of Projected Payment	Noncontingent Payment	Contingent Payment

08/15/13		$ (25,000,000.00)
12/31/13	$ 0.00	1,671,875.00
03/31/14	$ 0.00	1,361,979.17
06/30/14	$ 0.00	1,349,421.30
09/30/14	$ 0.00	1,336,458.33
12/31/14	$ 0.00	1,317,824.07
03/31/15	$ 0.00	1,289,062.50
06/30/15	$ 0.00	10,442,361.11
09/30/15	$ 0.00	10,223,611.11